Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALTRA INDUSTRIAL MOTION CORP.

Altra Industrial Motion Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1. The name of the Corporation is Altra Industrial Motion Corp. pursuant to the Certificate of Ownership and Merger Merging Altra Merger Sub, Inc., a Delaware corporation, with and into Altra Holdings, Inc., a Delaware corporation, dated as of, and filed with the Secretary of State of the State of Delaware on, November 22, 2013.

2. That at a meeting of the Board of Directors of the Corporation (the “Board of Directors”) resolutions were duly adopted on March 6, 2018 setting forth a proposed amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof.

3. That the text of such amendment is as follows:

The first sentence of Article IV of the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby deleted in its entirety and replaced as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is 130,000,000 shares, of which (i) 120,000,000 shares shall be a class designated as common stock, par value $0.001 per share (the “Common Stock”), and (ii) 10,000,000 shares shall be a class designated as undesignated preferred stock, par value $0.001 per share (the “Preferred Stock”).”

4. That thereafter, pursuant to resolution of the Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held on September 4, 2018 upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of such amendment.

5. That such amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the Sate of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation to be signed this 1st day of October, 2018.

ALTRA INDUSTRIAL MOTION CORP.,

by
/s/ Carl R. Christenson
Carl R. Christenson
Chief Executive Officer